Exhibit 10.9

Certain identified information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed. OMISSIONS ARE DESIGNATED AS [†].

AMENDED AND RESTATED
STANDARD EXCLUSIVE LICENSE AGREEMENT

WITH SUBLICENSING TERMS

TABLE OF CONTENTS

Section 1. - Definitions

Section 2. - Grant

Section 3. - Consideration

Section 4. - Certain Warranties of WSU

Section 5. - Record keeping

Section 6. - Patent Prosecution

Section 7. - Term and Termination

Section 8. - Assignability

Section 9. - Enforcement

Section 10. - Product Liability; Conduct of Business

Section 11. - Use of Names

Section 12. - Miscellaneous

Section 13. - Notices

Section 14. - Contract Formation and Authority

Section 15. - United States Government Interests

Appendix A - Development Report
Appendix B - Royalty Report
Appendix C - Licensed Patents

This Amended and Restated Standard Exclusive License Agreement With Sublicensing Terms (“Agreement”) is made effective the 1st day of September, 2015, (hereinafter “Effective Date”) by and between Washington State University (hereinafter “WSU”), having an office at Office of Commercialization, 1610 NE Eastgate Boulevard, Suite 650, Pullman WA 99163 USA and M3 Biotechnology, Inc. (hereinafter “Licensee”), a corporation organized and existing under the laws of Delaware and having a principal office at 4000 Mason Road, Suite 300, Box 353141, Seattle, WA 98195-2141 (each of WSU and Licensee may be referred to individually as a “Party” or together as the “Parties” hereafter).

WHEREAS, Washington State University Research Foundation (“WSURF”) and Licensee previously entered into a Standard Exclusive License Agreement With Sublicensing Terms, with an effective date of December 22, 2011 (the “2011 Agreement”), as amended by a first amendment to the 2011 Agreement, dated October 29, 2012 (“First Amendment;” the 2011 Agreement as amended by the First Amendment is referred to herein as the “Original License Agreement”);

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WHEREAS, WSURF no longer exists, and the common stock of Licensee that was issued to WSURF in connection with the Original License Agreement has been transferred to the Washington Research Foundation (“WRF”); and

WHEREAS, WSU and Licensee now desire to amend certain terms and conditions of the Original License Agreement, while retaining the license, option and certain other rights granted to Licensee under the Original License Agreement, all as set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Parties covenant and agree as follows:

Section 1Definitions.

1.1	“Licensed Patents” shall refer to and mean all of the following WSU intellectual property:
1.1.1	the United States patent(s)/patent application(s) listed in Appendix C;
1.1.2	all divisionals and continuations of patent(s)/patent application(s) listed in Appendix C, both U.S. and foreign;
1.1.3	any reissues or re-examinations of patents described in Section 1.1.1 or 1.1.2 above;
1.1.4

to the extent that the following contain one or more claims directed to the invention or inventions described or claimed in the patent(s)/patent application(s) described in Section 1.1.1: continuations-in-part, all divisions and continuations of these continuations-in-part, all patents issuing from such continuations-in-part, divisions, and continuations; and any reissues, reexaminations, and extensions of all such patents. Licensed Patents shall not include claims of these continuations-in-part, divisions, continuations, reissues, reexaminations and extensions to the extent that such claims are directed to new matter which is not described or claimed in the patent(s)/patent application(s) listed in Appendix C; and

1.1.5	all foreign counterparts of the patent(s)/patent application(s) described in Sections 1.1.1 through 1.1.4.
1.2	“Licensed Product” and “Licensed Process” shall mean:
1.2.1	in the case of a Licensed Product, a product:
1.2.1.1

the manufacture, use, sale, offer for sale or importation of which would constitute, but for the license granted to Licensee pursuant to this Agreement, an infringement of one or more Valid Claims in a Licensed Patent (or for a pending Valid Claim in a Licensed Patent, would infringe such pending Valid Claim if such claim was an issued claim).

1.2.1.2

If a Valid Claim covers only a portion of such product, or if such product constitutes only a portion of a combination product, then the term Licensed Product refers only to the part of such product or combination product that is described in Section 1.2.1.1.

WSU AGR# [†].

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1.2.2	In the case of a Licensed Process, a process:
1.2.2.1

the use, sale, offer for sale, importation, practice or exploitation of which would constitute, but for the license granted to Licensee pursuant to this Agreement, an infringement of one or more Valid Claims (including a claim directed to a method of use of a Licensed Product) in a Licensed Patent (or for a pending Valid Claim in a Licensed Patent, would infringe such pending Valid Claim if such claim was an issued claim).

1.2.2.2

If a Valid Claim covers only a portion of such process, or if such process constitutes only a portion of a combination process, then the term Licensed Process refers only to the part of such process or combination process that is described in Section 1.2.2.1.

1.3

“Selling Price” shall mean, in the case of Licensed Products and/or Licensed Processes that are sold by Licensee or its Affiliates, the invoice price of such Licensed Products and/or Licensed Processes (regardless of uncollectible accounts) less [†]. The “Selling Price” for a Licensed Product or Licensed Process that is transferred to a third party for promotional purposes without charge or at a discount shall be [†]. The “Selling Price” for a Licensed Product and/or Licensed Process includes transfers of Licensed Products and/or Licensed Processes between or among Licensee and its Affiliates which are not for resale to third parties, and the Selling Price for such transactions will be [†]. “Selling Price” does not include transfers of Licensed Products and/or Licensed Processes made between or among Licensee and its Affiliates for resale to third parties, but will include such resale by the transferee to third parties.

1.4

“Sublicensee Selling Price” shall mean a selling price, determined in the same manner as a Selling Price, that is attributable to a sale of a Licensed Product and/or Licensed Process made by Sublicensees of Licensee. A Sublicensee Selling Price does not include transfers of Licensed Products and/or Licensed Processes made between or among Sublicensees (on the one hand) and Licensee and its Affiliates (on the other hand) for resale to third parties, but will include such resale by the transferee to third parties.

1.5	“Development Plan” shall mean a written report summarizing the development activities that are to be undertaken by the Licensee to bring Licensed Products to the market.
1.6

“Development Report” shall mean (a) a written account of Licensee’s progress under the Development Plan having at least the information specified on Appendix A to this Agreement, or (b) Licensee’s quarterly report to its shareholders, and the document described in clause (a) or (b) shall be sent to the address specified on Appendix A.

1.7

“Licensed Field” shall mean all human and veterinary pharmaceutical applications and uses (including without limitation therapeutic, diagnostic and prophylactic uses), as well as applications and uses as research reagents.

1.8	“Licensed Territory” shall mean the entire world.

WSU AGR# [†].

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1.9

“Sublicense” means the grant by Licensee to a third party of any license, sublicense, option, first right to negotiate, or other similar right granted to Licensee under this Agreement in exchange for any consideration, including but not limited to cash, promissory notes, equity, upfront payments, milestone payments, royalties, manufacturing contracts, distribution contracts, sponsored research contracts, option agreements, research use licenses, any collaborative arrangements, partnerships, or joint ventures, received by Licensee. A third party that receives such grant by Licensee shall be referred to herein as a “Sublicensee”.

1.10

“Affiliate” means any corporation or other business entity that controls, is controlled by, or is under common control with the Licensee. The term “control” as used in this Section 1.9 shall mean the ownership directly or indirectly of at least fifty percent (50%), or the maximum interest permitted by local law, of the voting stock of a corporation; or a fifty percent (50%) or greater interest in the income of such corporation or other business entity; or the ability otherwise of the Licensee to secure that the affairs of such corporation or other business entity are managed in accordance with its wishes.

1.11

“Valid Claim” means (i) a claim in an issued and unexpired patent included in the Licensed Patents that: (a) has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and is not subject to appeal, (b) has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, (c) has not been lost through an interference, reexamination or reissue proceeding; or (ii) a pending claim of a pending patent application included in the Licensed Patents.

1.12

“Non-Sales-Based Payments” means non-royalty sublicensing income, including (but not limited to) upfront fees, milestone payments, maintenance fees and premiums over fair market value of stock, but expressly excluding royalties, received by Licensee from Sublicensee(s) that is directly attributable to a Sublicense of the rights granted to Licensee by WSU under this Agreement, and that is not based directly upon Licensed Products and/or Licensed Processes sold by the Sublicensee. With respect to a license or sublicense agreement which includes a Sublicense, the portion of income received by Licensee pursuant to such agreement that is directly attributable to such Sublicense shall be allocated in a consistent and equitable manner that equitably reflects the contribution of the Sublicense to such income received. [†].

1.13	Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Original License Agreement.

Section 2Grant.

2.1	License.

(a)License grant under existing intellectual property: WSU hereby grants to Licensee an exclusive license, in the Licensed Field and the Licensed Territory, under the Licensed Patents to make, use, sell, offer for sale and import Licensed Products and Licensed Processes; provided that in the case of U.S. Patent No. [†] (the “Joint Patent”), the license granted herein is with respect to WSU’s rights as a joint owner only.

WSU AGR# [†].

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(b)Exclusive option to license new intellectual property: WSU hereby grants to Licensee an exclusive option to obtain a license (either exclusive or non-exclusive, at Licensee’s election) to any future intellectual property created, discovered, developed, conceived or reduced to practice by inventors of Licensed Patents at WSU in the Licensed Field (the “Option”). For a period of [†] days from initial disclosure by WSU to Licensee of each such item of future intellectual property to the Licensee, Licensee shall have the right to exercise its Option with respect to such item of future intellectual property, by delivering to WSU written notice of exercise of its Option (such [†]-day period may be extended by mutual written agreement of the Parties). WSU will promptly provide any additional information reasonably requested by Licensee during the [†]-day period. Should the Licensee fail to exercise the Option within such [†] period (or any mutually agreed extension thereof), or should the Parties fail to reach an agreement on terms and conditions for a license agreement between the Parties within [†] days after the end of the Option exercise period (such [†]-day period may be extended by mutual written agreement of the Parties), WSU will then make such item of future intellectual property available to third parties.

(c)WSU reserves to itself (i) the right to make and use Licensed Products and/or Licensed Processes under the Licensed Patents for its own non-commercial academic research purposes, [†].

2.2	Sublicense
2.2.1

Licensee may grant written Sublicenses to third parties within the Licensed Field and Licensed Territory. Licensee shall have the same responsibility for the activities of any Sublicensee conducted pursuant to such Sublicense as Licensee would have if the activities were directly those of Licensee. Any agreement granting a Sublicense shall state that the Sublicense is subject to the termination of this Agreement; provided, however, at any time within [†] days following termination of this Agreement, a Sublicensee may notify WSU that it wishes to enter into a direct license with WSU (with the same effective date as the date of termination of this Agreement) in order to retain its continuous license rights granted to it under its Sublicense. Following receipt of such notice, WSU and Sublicensee shall enter into a license agreement, the terms of which shall be substantially similar to the terms of this Agreement; provided, however, that the scope of such direct license, the licensed territory and/or the duration of the license grant shall be comparable to the corresponding terms granted by Licensee to such Sublicensee; and further provided that such Sublicensee will be granted at least the same scope of rights as it obtained from Licensee under its Sublicense.

2.2.2

In respect to Sublicenses granted by Licensee under Section 2.2.1 and Sublicensees’ sales of Licensed Products, Licensee shall pay to WSU a royalty amount determined in accordance with Section 3.3, clause (b). In addition, if Licensee receives any Non-Sales-Based Payments, then Licensee shall pay WSU a percentage of such Non-Sales-Based Payments as specified in Section 2.2.3 and in the manner specified in Section 3.5. Licensee shall provide WSU with a copy of each Sublicense agreement within [†] days of the execution of the Sublicense agreement; provided that (a) Licensee may redact portions of such Sublicense agreement which do not pertain to a Sublicense of Licensee’s rights and obligations under this Agreement; and (b) in the event that Licensee provides a redacted copy of such Sublicense agreement, WSU shall have the right to review a copy of the entire, unredacted agreement at Licensee’s premises. For clarity, a grant of a Sublicense by Licensee is not a transfer that is covered by Section 8.1.

WSU AGR# [†].

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2.2.3	Payments due to WSU as a percentage of Non-Sales-Based Payments:

(a)If a particular Sublicense agreement provides for payments to Licensee that are based on the Sublicensee Selling Price, Licensee shall pay to WSU [†] percent [†] of Non-Sales-Based Payments received by Licensee under such Sublicense Agreement after the Effective Date.

(b)If a particular Sublicense agreement does not provides for payments to Licensee that are based on the Sublicensee Selling Price, Licensee shall pay to WSU [†] percent [†] of Non-Sales-Based Payments received by Licensee under such Sublicense Agreement after the Effective Date.

For clarity, in cases where rights and licenses under the Licensed Product or Licensed Patents are bundled together in a Sublicense with rights and licenses under products, patents, patent applications and/or technology independently developed by Licensee and/or developed by and licensed from third parties by Licensee, the amount due to WSU on Non-Sales-Based Payments shall be determined based on the portion of such bundled rights and licenses that is directly attributable to the grant of rights and licenses pursuant to the Sublicense (the “Portion”). If the value of such Portion is not expressly set forth in the Sublicense, then the value of such Portion shall be determined by Licensee at the time the Sublicense is granted and notified to WSU. If WSU does not agree with such determination, then the Parties will collaboratively negotiate in good faith the value of such Portion through mutual discussion and agreement between WSU and the Licensee. If no agreement is reached between the Licensee and WSU as to the value of such Portion, an independent, mutually agreeable, third party shall determine such value of such Portion.

2.3	License to WSU

To the extent permitted by applicable law, Licensee hereby grants to WSU an option to obtain a nonexclusive, royalty-free, paid-up license, solely for non-commercial academic research purposes, under any and all Improvement Patents in which Licensee has an ownership interest. For avoidance of doubt, WSU shall not have the right to grant sublicenses or to otherwise transfer to any third party (whether for-profit or not-for-profit) any rights under any such non-exclusive license obtained by WSU related to such Improvement Patents, and/or to use such non-exclusively licensed rights in support of externally supported sponsored research for any such third party. “Improvement Patents” shall mean any patents or patent applications claiming an improvement or a new use of an invention described by a Valid Claim in the Licensed Patents that, if unlicensed, would infringe one or more Valid Claims of the Licensed Patents. Licensee shall provide WSU with a written disclosure of each such Improvement Patent (such as a U.S. patent application) in which Licensee has an ownership interest, identifying it as an Improvement Patent governed by this Section 2.3, within [†] months of filing a patent application with respect thereto. WSU may exercise its option to obtain a non-exclusive license described in this Section 2.3 under any such Improvement Patent by providing written notice of its election to Licensee within [†] days after the date of such disclosure (“WSU Option Exercise Period”). Further, if WSU exercises its option within the applicable WSU Option Exercise Period, WSU and Licensee shall negotiate in good faith, for a period of up to [†] days

WSU AGR# [†].

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following the date of WSU’s exercise of its option (“WSU Negotiation Period”), a non-exclusive license agreement consistent with the scope of the license described in the first sentence of this Section 2.3 and containing other appropriate, commercially reasonable and mutually acceptable terms and conditions. If (a) WSU fails to exercise its option, or provides written notice to Licensee that it does not wish to exercise its option, relating to a particular Improvement Patent within the applicable WSU Option Exercise Period, or (b) WSU exercises its option relating to a particular Improvement Patent within the applicable WSU Option Exercise Period and the Parties do not execute a license agreement with respect to such Improvement Patent within the applicable WSU Negotiation Period, then all rights of WSU to such Improvement Patent shall terminate as of the expiration of the relevant WSU Option Exercise Period or WSU Negotiation Period, as applicable. Notwithstanding anything to the contrary in this Section 2.3, for the avoidance of doubt, WSU retains its rights described in Section 2.1(c).

Section 3Consideration.

3.1	Development
3.1.1

Licensee agrees to and warrants that: it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Licensed Patents; it will establish and actively and diligently pursue the Development Plan to the end that at least one Licensed Product and/or Licensed Process will be offered for sale in the retail market within the Licensed Field; and within [†] month following the end of each [†] month period ending on [†], and until [†], it will supply WSU with a written Development Report. [†]. All development activities and strategies and all aspects of product design and decisions to market and the like are entirely at the discretion of Licensee, and Licensee shall rely entirely on its own expertise with respect thereto. WSU’s review of Licensee’s Development Plan is solely to verify the existence of Licensee’s commitment to development activity and to ensure compliance with Licensee’s obligations to commercialize Licensed Products and/or Licensed Processes, as set forth above.

3.1.2	Licensee will meet the following performance milestones, which correspond to dates set forth in the Development Plan (as it may be amended from time to time as mutually agreed by the Parties):
3.1.2.1	Licensee shall have completed [†];
3.1.2.2	Licensee shall have initiated [†]; and
3.1.2.3	Licensee shall have achieved [†].

Failure to meet any of the foregoing milestones will give rise to WSU’s right to terminate this Agreement pursuant to Section 7.3.

3.1.3

During the term of this Agreement, Licensee agrees to allow WSU to appoint one representative to sit in as a board observer during the Licensee board (“Board”) meetings, as set forth in Section 3.2.4. For the avoidance of doubt, this WSU-appointed Board observer is not empowered with any rights associated with a regular Board member.

WSU AGR# [†].

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3.2	License Issue Fee and WSU Equity Rights:
3.2.1

License Issue Fee and Maintenance Fee: Licensee agrees to pay to WSU a “License Issue Fee” of [†] within [†] days of the Effective Date. In addition to the License Issue Fee, Licensee agrees to pay to WSU an annual “Maintenance Fee” of [†], payable on or before each anniversary of the Effective Date until the first commercial sale of a Licensed Product or Licensed Process, at which time the annual Maintenance Fee is no longer due and is replaced by the Annual Minimum Royalty as specified in Section 3.4.1.

3.2.2

WSU Equity Rights: WSU acknowledges that WSURF was issued [†] shares of Common Stock of Licensee pursuant to a stock purchase agreement dated June 13, 2013. As of December 31, 2013, these shares of Common Stock of Licensee have been assigned and transferred to WRF. No further anti-dilution rights are provided to WSU with regard to such issued Common Stock.

3.2.3

WSU Right to Participate. In addition to the equity stake described in Section 3.2.2, in connection with the issuance of future common stock of Licensee, WSU would receive a Right to Participate Pro Rata in future financings on the same terms as other major investors in the financing (the “Right”). The Right shall be assignable by WSU to nonprofit entities associated with WSU; provided that WSU shall provide written notice of such assignment, including the identity of the assignee, to Licensee within [†] days after execution of such assignment.

3.2.4	Observer Rights.
3.2.4.1	Observer Rights Generally.

WSU shall have the right to designate one (1) representative to serve as a non-voting observer (“Observer”) in accordance with Section 3.1.3, subject to the limitations specified herein.

WSU shall have such right, and the WSU-appointed representative may serve as an Observer:

(i)	for so long as [†]; and
(ii)	for so long as [†]; and
(iii)

provided that, [†] each Observer shall disclose to the Licensee (which disclosure shall be in writing if the Licensee so requests) any conflicts of interest such Observer may have with respect to the Licensee and/or its current or proposed future business arrangements or operations, and any relationship such Observer may have with any party other than Licensee that is engaged in any business activity that is in competition, directly or indirectly, with the products or services being developed, offered, marketed, sold or licensed by the Licensee, or that Licensee proposes to develop, offer, market, sell or license. WSU may remove its Observer, or appoint an Observer if a vacancy in such position occurs for any reason, by delivery of a written notice to the Chief Executive Officer of the Licensee at least [†] days in advance of Licensee’s next Board meeting. For purposes of applying the provisions of this Section 3.2.4.1, WSU shall be entitled to only one (1) Observer.

WSU AGR# [†].

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3.2.4.2	Procedures and Limitations.

The Licensee (or the applicable members of the Board) will give WSU or its appointed representative oral or written notice of each meeting of the Board (whether annual or special) [†]. Notwithstanding the foregoing, if an Observer attends (or, in the case of a telephonic meeting, listens by telephone to) any such meeting of the Board, then such Observer shall be deemed to have had proper notice of such meeting. Notwithstanding anything contained herein to the contrary, the failure of an Observer to be given notice of a meeting of the Board pursuant to the immediately preceding two sentences or to attend such meeting shall not in any way affect the authority of the Board to have or to adopt resolutions at such meeting or the legitimacy of any actions taken by the Board at such meeting. The Observer shall excuse himself or herself from any portion of any meeting of the Board during which his or her presence would, as reasonably determined by Licensee, on advice of counsel, (a) jeopardize the attorney/client privilege for communications or (b) constitute a conflict of interest. Subject to the foregoing, the Licensee will permit the Observer to attend (or, in the case of a telephonic meeting, to listen by telephone to) each meeting of the Board as non-voting observer. The Licensee shall provide the Observer all written materials and other information (including copies of meeting minutes) given to the members of the Board in connection with any such meeting at the same time as such information is delivered to the members of the Board and, if an Observer does not attend (or, in the case of a telephonic meeting, does not listen by telephone to) a meeting of the Board, such Observer will be entitled to receive the written minutes or an oral summary of the Board meeting from the Secretary of the Licensee. Prior to attending or listening to any meeting of the Board or obtaining any documents or summaries of such meetings, each Observer shall agree in writing to be bound by the same duties of confidentiality, good faith and loyalty as if such Observer were a member of the Board. If the Licensee takes any action by written consent of the Board in lieu of a meeting of the Board, then the Licensee shall give prompt written notice of such action to the Observer. The Observer shall be solely responsible for maintaining current phone and fax numbers, and mailing and electronic mail instructions, on file with the Licensee.

3.3	Royalty

In addition to the consideration set forth in Section 3.2, Licensee agrees to pay to WSU as earned royalties a royalty calculated as a percentage of the Selling Price in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earlier of the date the Licensed Product and/or Licensed Process is actually sold and paid for, the date an invoice for Licensed Products and/or Licensed Processes is sent by Licensee or its Affiliate(s) or Sublicensee(s), or the date a Licensed Product and/or Licensed Process is transferred to a third party without charge for any promotional purposes or reasons. It is hereby agreed between the Parties that the first $100,000 sales equivalent of such promotional transfers are exempted from royalty payments. The royalty rate shall remain fixed while this Agreement is in effect, at a rate of (a) [†]percent [†] of the Selling Price for the life of this Agreement; and (b) [†]percent [†] of the royalty amount received by Licensee from each of its Sublicensees for the life of this Agreement, which royalty payment amount received by Licensee is based on the Sublicensee Selling Price for Licensed Products and/or Licensed Processes sold by each such Sublicensee; provided that such [†] amount paid to WSU shall never be less than an amount that is equal to [†]percent [†] of the Sublicensee Selling Price for such Licensed Products and/or Licensed Processes sold by such Sublicensee.

WSU AGR# [†].

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3.4	Other Payments
3.4.1

Licensee agrees to pay WSU “Annual Minimum Royalty” payments of $25,000, beginning after the first commercial sale of a Licensed Product and/or Licensed Process, and payable as set forth in the following paragraph for the life of this Agreement.

For the avoidance of doubt, it is agreed between the Parties that the Annual Minimum Royalty payment for the calendar year of such first commercial sale should be paid within [†] days of such first commercial sale. Thereafter, the Annual Minimum Royalty for a given calendar year shall be due in advance, and shall be paid in quarterly installments [†] for the following calendar quarter. Any Annual Minimum Royalty paid in a calendar year will be credited against the earned royalties payable by Licensee for that calendar year; provided, however, that Licensee may credit its advance quarterly installment payment against earned royalties for each calendar quarter, and that any unused credit remaining shall be carried over to subsequent quarters within a given calendar year. It is understood that the Annual Minimum Royalty installment payments within a given calendar year will be applied to earned royalties payable to WSU on a calendar year basis, and that sales of Licensed Products and/or Licensed Processes requiring the payment of earned royalties during a prior or subsequent calendar year shall have no effect on the Annual Minimum Royalty due WSU or the credits available to Licensee for any calendar year other than the same calendar year in which the royalties were earned.

3.4.2	Licensee agrees to pay WSU milestone payments, as follows:

Payment	Event
$50,000.00	Initiation of the first Phase II clinical trial in the United States, European Union or Japan for the first Licensed Product or Licensed Process
$300,000.00	Initiation of the first Phase III clinical trial in the United States, European Union or Japan for the first Licensed Product or Licensed Process
$600,000.00	Marketing approval in the United States, European Union or Japan for the first Licensed Product or Licensed Process
3.5	Accounting Payments.
3.5.1

Earned royalty amounts owing to WSU under Section 2.2.2 and Section 3.3 shall be paid on a quarterly basis after the amount of Annual Minimum Royalty paid to date for the calendar year is exceeded, with such amounts due on or before the [†] day following [†]. The balance of any undisputed amounts due to WSU hereunder that remain unpaid more than [†]days after they are due to WSU shall accrue interest until paid at the rate of the lesser of [†]percent [†] or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

WSU AGR# [†].

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3.5.2

Except as otherwise directed, all amounts owing to WSU under this Agreement shall be paid in U.S. dollars to WSU at the address provided in Section 13.1. All royalties owing with respect to Selling Prices stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the business day preceding the payment.

3.5.3

A full accounting showing how any earned royalty amounts payable to WSU under Section 3.3 have been calculated shall be submitted to WSU [†]. Such accounting shall be on a per-country and product line, model or trade name basis (unless the Parties otherwise mutually agree in writing), and shall be summarized on the form shown in Appendix B of this Agreement. In the event no earned royalty payment is owed to WSU because the amount of Annual Minimum Royalty paid has not been exceeded or otherwise, an accounting demonstrating that fact shall be supplied to WSU.

3.5.4

WSU is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind that may be imposed on WSU by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to WSU pursuant to this Agreement. All such taxes, assessments, or other charges (if any) shall be assumed by Licensee.

Section 4Certain Warranties of WSU.

4.1

WSU warrants that, subject to the U.S. Government interests set forth in Section 15, (i) it is the sole owner of the Licensed Patents other than the Joint Patent, (ii) it is joint owner of the Joint Patent, and (iii) it has the right to grant the licenses granted to Licensee in this Agreement. However, nothing in this Agreement shall be construed as:

4.1.1	a warranty or representation by WSU as to the validity or scope of any Valid Claim included in the Licensed Patents;
4.1.2

a warranty or representation that anything made, used, sold, offered for sale, imported or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties;

4.1.3	an obligation to bring or prosecute actions or suits against third parties for infringement of Licensed Patents;
4.1.4	an obligation to furnish any know-how not provided in Licensed Patents or Licensed Biological Materials or any services other than those specified in this Agreement; or
4.1.5

a warranty or representation by WSU that it will not grant licenses to others to make, use or sell products which are not covered by Valid Claims of the Licensed Patents, but which may be similar to and/or compete with products made or sold by Licensee or its Affiliate(s) or Sublicensee(s).

WSU AGR# [†].

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4.2

WSU MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S) OR THEIR VENDEES OR OTHER TRANSFEREES OF LICENSED PRODUCTS.

Section 5Record keeping.

5.1

Licensee and its Sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s accounting referred to in Sections 2.2.2 and 3.5.1 above, including without limitation purchase and invoice records, general ledgers, financial statements, and tax returns relating to sales of the Licensed Products and/or Licensed Processes. Such books and records shall be preserved for a period not less than [†] years after they are created, both during and after the term of this Agreement.

5.2

Licensee shall take all steps necessary so that WSU may, within [†] days of WSU’s request, review Licensee’s books and records described in Section 5.1 at a single U.S. location to verify the accuracy of Licensee’s and Sublicensee’s accounting described in Sections 2.2.2 and 3.5.1. Such review may be performed by any authorized non-employee representative of WSU, including any attorney or registered CPA designated by WSU, upon reasonable advance written notice and during Licensee’s regular business hours. Such review shall not exceed [†] days.

5.3

If an earned royalty payment deficiency is determined pursuant to Section 5.2, and Licensee does not dispute in good faith such determination, then Licensee shall pay the earned royalty deficiency that is outstanding within [†] days of receiving written notice thereof, plus (to the extent applicable) interest on outstanding amounts as described in Section 3.5.1.

5.4

If an earned royalty payment deficiency for a given calendar year exceeds [†]percent [†] of the earned royalties paid for that calendar year, then Licensee shall be responsible for paying WSU’s reasonable out-of-pocket expenses incurred with respect to such review performed pursuant to Section 5.2.

Section 6Patent Prosecution.

6.1	WSU shall diligently prepare, file, prosecute and maintain the Licensed Patents using outside patent counsel of its choice. [†]. WSU shall instruct its patent counsel to inform Licensee of the status of the preparation, filing, prosecution and maintenance of the Licensed Patents, including directly copying Licensee on all pertinent notices, written communications with government officials, summaries of oral communications with government officials, all documents sent to and received from patent offices in the Licensed Territory. WSU and its patent counsel shall consult with Licensee on the preparation, filing, prosecution and maintenance of the Licensed Patents. Licensee’s comments, suggestions and requests regarding Licensed Patent preparation, filing, prosecution and maintenance will be reasonably considered and included, unless detrimental to WSU’s rights in the Licensed Patents. Licensee agrees to keep such information described in this Section 6.1 confidential.

6.2

Licensee shall be responsible for and pay all past and future costs and expenses reasonably incurred by WSU for the preparation, filing, prosecution, issuance, and maintenance of the Licensed Patents (“Patent Costs”). For any Patent Costs incurred by WSU on or after the date of execution of this Agreement (“Execution Date”), Licensee shall pay such Patent Costs within [†] days of receipt of an invoice from WSU setting forth such Patent Costs (including the date each of such Patent Costs was incurred). [†].

WSU AGR# [†].

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It shall be the responsibility of Licensee to keep WSU fully apprised of the “small entity” status of Licensee with respect to the U.S. patent laws and with respect to the patent laws of any other countries, if applicable, and to inform WSU of any changes in such status, within [†] days of any such change.

Section 7Term and Termination.

7.1

The term of this Agreement shall begin on the Effective Date and continue until the earlier of the date that (a) no Valid Claim in a Licensed Patent remains enforceable or (b) the payment of earned royalties under Section 3.3, once begun, ceases for more than four (4) consecutive calendar quarters.

7.1.1	The period from the effective date of the Original License Agreement until the Effective Date of this Agreement shall be governed by the terms and conditions of the Original License Agreement.
7.1.2	Notwithstanding anything to the contrary in this Agreement or in the Original License Agreement, WSU (a) [†].
7.2

Licensee may terminate this Agreement at any time by giving at least ninety (90) days prior written and unambiguous notice of such termination to WSU. As a courtesy, such a notice shall be accompanied by a statement of the reasons for termination.

7.3

WSU may terminate this Agreement by giving Licensee at least ninety (90) days prior written notice if any of the performance milestones set forth in Section 3.1.2 are not achieved by the applicable date set forth in Section 3.1.2, unless such date is extended by Written mutual agreement of the Parties, which agreement shall not be unreasonably withheld by either Party.

7.4

If Licensee at any time defaults in the timely payment of any monies due to WSU or the timely submission to WSU of any Development Report, fails to conduct any activities pursuant to the Development Plan for two consecutive calendar quarters, or commits any material breach of this Agreement, and Licensee fails to remedy any such breach or default within ninety (90) days (or thirty (30) days in the case of failure to make a timely payment of monies) after Licensee’s receipt of WSU’s written notice thereof, WSU may, at its option, terminate this Agreement by giving ninety (90) days (or thirty (30) days in the case of failure to make a timely payment of monies) written notice of termination to Licensee.

7.5	Upon the termination of this Agreement, Licensee shall remain obligated to provide an accounting for and to pay royalties earned up to the date of the termination.
7.6

At any time within [†] following termination of this Agreement, if a Sublicensee is in good standing under its Sublicense, such Sublicensee may notify WSU that it wishes to enter into a direct license agreement with WSU (with the same effective date as the date of termination of this Agreement) in order to retain its continuous rights and licenses granted to it under its Sublicense. Following receipt of such notice, WSU and such Sublicensee shall enter into a license agreement the terms of which shall be substantially similar to the terms of this Agreement; and the scope of such direct license, the licensed territory and the duration of the license grant shall be comparable to the corresponding terms granted by Licensee to such Sublicensee. [†].

WSU AGR# [†].

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7.7

Upon the termination of this Agreement, but excluding expiration of this Agreement, Licensee agrees to promptly return to WSU all Licensed Biological Materials, or to destroy all such Licensed Biological Materials and to deliver a notarized document certifying that all such Licensed Biological Materials have been destroyed.

7.8

Termination of this Agreement shall not relieve Licensee of any obligation to pay WSU any amounts owing under Section 3 nor of any obligation with respect to the confidential information or materials covered by this Agreement. Sections 1 Definitions, 4. Certain Warranties of WSU, 5. Record Keeping, 7.5, 7.6, this 7.7 under Termination, 10. Product Liability and Conduct of Business, 11. Use of Names, 12. Miscellaneous, 13. Notices, and 15. United States Government Interests shall survive termination.

Section 8Assignability.

8.1

Neither this Agreement, nor the Licensed Patents, may be transferred, assigned or pledged by Licensee, nor shall Licensee grant any security interest in this Agreement or the Licensed Patents, except with the prior written consent of WSU. Notwithstanding the foregoing, without WSU’s consent Licensee may assign this Agreement to any of its Affiliates, to a successor of Licensee’s business to which this Agreement pertains, to a purchaser of all or substantially all of Licensee’s assets; or incident to an acquisition, merger, sale of Licensee or the like at any time during the term of this Agreement. WSU will be notified of any such permitted assignment by Licensee and a copy of such assignment shall be delivered to WSU within [†] days of the execution of the same. It is agreed that Licensee will ensure that upon a sale or merger of Licensee, the successor entity (for example, the new owner or majority owner) agrees in writing to be bound by the terms and conditions of this Agreement (including the obligations of Licensee hereunder).

Section 9Enforcement.

9.1

WSU intends to assert Licensed Patents against infringers or otherwise act to eliminate third-party infringement of Licensed Patents when, in WSU’s sole judgment after consultation with Licensee, such action is reasonably necessary, proper, and justified (including, for example, to protect the value of the licenses granted to Licensee hereunder). In the event that Licensee believes there is infringement of any Licensed Patent under this Agreement, Licensee shall provide WSU with notification and reasonable evidence of such infringement. Should WSU in its sole judgment elect not to assert, or should WSU fail to assert, infringement of Licensed Patents per Licensee’s evidence then, [†] days after notifying WSU of such infringement (or before any deadline for making such assertion passes, if earlier), Licensee may take independent action without WSU’s consent.

9.2

The Parties agree to cooperate in the conduct or defense of any claim or suit challenging any intellectual property rights which may arise in connection with this Agreement. Except as set forth in Section 4.1 above, WSU makes no warranty, express or implied, regarding any invention, writing or tangible rendition of research results, including but not limited to any implied warranties of merchantability or fitness for a particular purpose.

Section 10Product Liability: Conduct of Business.

10.1

Licensee, on behalf of itself and its Affiliates and its Sublicensee(s) shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold WSU and its employees, and the inventors of the Licensed Patents harmless against all third-party claims and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of

WSU AGR# [†].

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any damage to property and against any other third-party claim, proceeding, demand, expense and liability of any kind whatsoever, including patent infringement claims, resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Licensed Products. Notwithstanding the above, WSU at all times reserves the right to retain counsel of its own, at its own expense, to defend WSU’s and the inventor’s interests.

10.2

Licensee warrants that it now maintains and will continue to maintain general commercial liability insurance coverage appropriate to the risk involved in marketing the Licensed Products subject to this Agreement. Within [†] days after the execution of this Agreement [†] Licensee will present evidence to WSU that such insurance coverage is being maintained by Licensee. In addition, Licensee shall provide WSU with at least [†] days prior written notice of any change in or cancellation of such insurance coverage.

Section 11Use of Names.

Licensee shall not use, and shall ensure that its Affiliates and its Sublicensee(s) shall not use, WSU’s name, or the name of any inventor of Licensed Patents under this Agreement, in any sales promotion, advertising, or any other form of publicity without the prior written approval of WSU. WSU shall not use, and shall ensure that the inventors of Licensed Patents shall not use, the name or logo of Licensee in any public disclosure or publicity materials without the prior written approval of Licensee.

Section 12Miscellaneous.

12.1

This Agreement is made in Pullman, Washington, and shall be construed and interpreted in accordance with the laws of the State of Washington, United States of America, without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. By its execution and delivery of this Agreement, Licensee hereby accepts the jurisdiction of a court of competent jurisdiction sitting in the State of Washington in any legal action or proceeding relating to this Agreement. No right or remedy conferred upon or reserved to the Parties pursuant to this Agreement is exclusive of any other right or remedy provided or permitted at law or in equity. Each Party acknowledges that any violation or threatened violation of this Agreement may cause irreparable injury and that money alone may not be adequate to redress such injury. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the Parties or this Agreement, those provisions shall be deemed automatically severed and deleted, if such severance and deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. The Parties agree to substitute new terms as similar in effect to the severed or deleted terms as may be allowed under the applicable laws and regulations. The Parties hereto are independent contractors and not joint venturers or partners.

12.2

Licensee shall insure that it, its Affiliates and its Sublicensee(s) apply patent markings that meet all requirements of U.S. law, 35 U.S.C. §287, with respect to all Licensed Products subject to this Agreement. Licensee agrees to comply with the requirements of U.S. law 35 U.S.C. § 200-212 with respect to inventions funded by the U.S: government.

WSU AGR# [†].

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12.3

Except as otherwise expressly provided herein, this Agreement, with all of the attachments hereto, constitutes the full understanding between the Parties with reference to the subject matter hereof, and no statements or agreements by or between the Parties made prior to or at the signing hereof, whether orally or in writing, shall vary or modify the written terms of this Agreement and the Non-disclosure Agreement dated October 28, 2011 between the Parties. All attachments referred to in this Agreement shall be attached hereto and are incorporated herein by reference. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar failure to perform any such term or condition by the other Party. Neither Party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other Party, and specifically states that it is an amendment to this Agreement. This Agreement may be executed in one or more counterparts by original or facsimile or electronic PDF signature, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same document. It shall not be necessary in making proof of this document or any counterpart hereof to produce or account for any of the other counterparts.

12.4

In the event Licensee contests the validity of any Licensed Patent, Licensee shall continue to pay royalties with respect to that Licensed Patent as if such contest were not underway, until the Licensed Patent is finally adjudicated invalid or unenforceable by a court of last resort; provided, however, notwithstanding any such final adjudication of invalidity or unenforceability, the full royalty payment due under this Agreement shall continue to be paid on any Licensed Patent which has not been finally adjudicated invalid or unenforceable by a court of last resort; and further provided Licensee shall have no recourse against WSU for any royalties paid or due and owing prior to such final adjudication.

12.5	Licensee shall not encumber or otherwise grant a security interest in any of the rights granted hereunder to any third party without the prior written approval of WSU.

WSU AGR# [†].

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Section 13Notices.

13.1	Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given on the business day when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, and/or electronic mail addressed to the Party for whom intended at the address below or at such changed address as the Party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

Washington State University
Attn:

1610 NE Eastgate Boulevard
Pullman, WA 99163

M3 Biotechnology, Inc.

Attn: Leen Kawas, Ph.D.
4000 Mason Road, Suite 300
Box 352141

Seattle, WA 98195-2141

Section 14Contract Formation and Authority.

14.1

No agreement between the Parties shall exist unless the duly authorized representative of Licensee and the Executive Director of WSU have signed this Agreement within [†] days of the Effective Date written on the first page of this Agreement.

14.2	WSU and Licensee hereby warrant and represent that the persons signing this Agreement have authority to execute this Agreement on behalf of the Party for whom they have signed.

Section 15United States Government Interests.

15.1

It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §202-212 and applicable regulations of Title 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the inventions of such Licensed Patents for governmental purposes. Any license granted to Licensee in this Agreement shall be subject to such right.

WSU AGR# [†].

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the dates indicated below.

WASHINGTON STATE UNIVERSITY	M3 BIOTECHNOLOGY, INC.

/s/ Sita S. Pappu	/s/ Leen Kawas
Sita S. Pappu	Leen Kawas, Ph.D.
Director, Office of Commercialization	Chief Executive Officer

Date	10/28/2015	Date:	10/28/2015

******

WSU Ref #: [†]

WSU AGR# [†].

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APPENDIX A

DEVELOPMENT REPORT

[†]

WSU AGR# [†].

116252875

Exhibit 10.9

APPENDIX B

WSU ROYALTY REPORT

Licensee:		Agreement No.:
Inventor:		P#:
Period Covered:	From: / /201*	Through:	/ /201*
Prepared By:		Date:
Approved By:		Date:

If license covers several major Licensed Product lines, please prepare a separate report for each such line. Then combine all Licensed Product lines into a summary report.

Report Type:Single Product Line Report:

Multiproduct Summary Report. Page 1 of ____ Pages
Licensed Product Line Detail.

Line:	Trade name:	Page:

Report Currency: U. S. DollarsOther

Country	Gross Sales	* Less: Allowances	Net Sales	Royalty Rate	Period Royalty Amount
					This Year	Last Year
U.S.A.
Canada
Europe:

Japan
Other:

TOTAL:

Total Earned Royalty:	Conversion Rate:	Royalty in U.S. Dollars:	$

The following earned royalty forecast is non-binding and for WSU’s internal planning purposes only:
Royalty Forecast Under This Agreement: Next Quarter:               Q2:                     Q3:             Q4:

WSU AGR# 10232

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APPENDIX C

LICENSED PATENTS

[†]

WSU AGR# [†].

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[†]

WSU AGR# [†].

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[†]

WSU AGR# [†].

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[†]

WSU AGR# [†].

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[†]

WSU AGR# [†].

116252875

Exhibit 10.9

WASHINGTON STATE

UNIVERSITY

AMENDMENT TO STANDARD EXCLUSIVE LICENSE AGREEMENT WITH
SUBLICENSING TERMS
Amendment I

WSU OC# [†]
AGR#: [†]
Dated 1/18/2018

THIS AMENDMENT (“Amendment 1”) to the Amended and Restated Standard Exclusive License Agreement with Sublicensing Terms. (“Agreement”) made effective the 1st day of September, 2015 by and between Washington State University (hereinafter “WSU”) and M3 Biotechnology (hereinafter “Licensee”) a corporation organized and existing under the laws of Delaware and having a principle office at 4000 Mason Rd. Suite 300, Box 353141, Seattle, WA 98195 (each of WSU and Licensee may be referred to individually as a “party” or together as the “Parties” hereafter). and is effective on January 18. 2018 (“Effective Date”).

WHEREAS, the Parties desire to extend time lines as specified in section 3.1.2, which are described in this [†] to the original Agreement with the Effective Date of December 22, 2011.

NOW, THEREFORE, in consideration of the mutual covenants contained herein. the parties hereto agree as follows:

Section 3.1.2.1 is hereby deleted and replaced in its entirety as follows:

3.1.2.1 Licensee shall have completed [†]:

Section 3.1.2.2 is hereby deleted and replaced in its entirety as follows:

3.1.2.2 Licensee shall have initiated [†]; and

Section 3.1.2.3 is hereby deleted and replaced in its entirety as follows:

3.1.2.3 Licensee shall achieve [†]

All other terms and conditions remain effective as defined in the original Agreement

[SIGNATURE PAGE FOLLOWS]

Amendment to Exclusive Agreement

Exhibit 10.9

This Amendment I may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

IN WITNESS WHEREOF, the parties have duly executed this Amendment It on the Amendment Effective Date.

WASHINGTON STATE UNIVERSITY		M3 BIOTECHNOLOGY INC.

Name:	Sita Pappu	Name:	Leen Kawas
Signature:	/s/ Sita Pappu	Signature:	/s/ Leen Kawas
Title:	Assistant VP of Office of Commercialization	Title:	CEO & President

Date:	02.02.18	Date:	02.02.2018

******

WSU-OC Ref #:[†]

Amendment to Exclusive Agreement

Exhibit 10.9

AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT

Amendment III

WSU OC#: [†]

AGR#: [†]

Dated 2/8/2019

THIS AMENDMENT (“Amendment III”) to the Amended and Restated Standard Exclusive License Agreement, (the “Agreement”) with Sublicensing Terms, originally dated 1st September, 2015 and amended twice on September 1st, 2015 and January 18th, 2018 is by and between Washington State University (hereinafter “WSU”) and M3 Biotechnology, Inc. (hereinafter “Licensee” and collectively as Parties) having a principle office at 4000 Mason Rd., Suite 300 Seattle WA, 98195 USA is effective on February 8th, 2019 (“Amendment III Effective Date”).

WHEREAS, the Parties desire to make certain modifications, which are described in this Amendment III to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

A.	The following clause will replace the existing Section 3.1.2.2 in the Agreement:

Licensee shall have initiated [†];

****All other terms and conditions remain effective as defined in the Agreement dated

September 1st, 2015 and as amended twice on September 1st, 2015 and January 18th, 2018 respectively.. ***

This Amendment III may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[SIGNATURE PAGE FOLLOWS]

Amendment to Exclusive License Agreement

Exhibit 10.9

IN WITNESS WHEREOF, the parties have duly executed this Amendment III on the Amendment III Effective Date.

WASHINGTON STATE UNIVERSITY		M3 BIOTECHNOLOGY INC.

Signature:	/s/ Sita S. Pappu	Signature:	/s/ Leen Kawas
Name:	Sita Pappu	Name:	Leen Kawas
Title:	Assistant Vice President, Commercialization	Title:	CEO & President

Date:	February 15, 2019	Date:	2/14/2019

******

WSU-OC Ref #:[†]

Amendment to Exclusive License Agreement

WASHINGTON STATE

UNIVERSITY

AMENDMENT TO THE AMENDED AND RESTATED STANDARD EXCLUSIVE
LICENSE AGREEMENT WITH SUBLICENSING TERMS
Amendment III

WSU OC#: [†]
AGR#: [†]
Dated 7/23/2020

THIS THIRD AMENDMENT (“Amendment III”) to the Amended and Restated Standard Exclusive License Agreement with Sublicensing Terms, (the original “Agreement”) dated September 1, 2015 by and is between Washington State University (hereinafter “WSU”) and Athira Pharma, Inc. (hereinafter “Licensee” and collectively as “Parties”) having a principal office at 4000 Mason Rd Suite 300, Seattle WA 98195 is effective on July 23, 2020 (“Amendment III Effective Date”).

WHEREAS, the Washington State University Research Foundation (“WSURF”) and Licensee previously entered into a Standard Exclusive License Agreement with Sublicensing Terms with an effective date of December 22, 2011 and amended the agreement on October 29, 2012.

WHEREAS, WSU and Licensee entered in the original Agreement on September 1, 2015 and amended the original Agreement twice on January 18, 2018 (“Amendment I”) and on February 8, 2019 (“Amendment II”).

WHEREAS, the Parties desire to make certain modifications, which are described in this Amendment III to the original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.	The following clause will replace the existing second WHEREAS section as seen below:

WHEREAS, WSURF no longer exists, the common stock of Licensee that was issued to WSURF in connection with the Original License Agreement has been transferred to the Washington Research Foundation (“WRF”).

WHEREAS, WRF is currently in the process of transferring the said common stock ownership to WSU.

2.	The following clause will be added to the existing Section 15 as 15.2 as seen below:
15.2

As an educational institution of the state of Washington, WSU is subject to Washington State laws and regulations including the Washington Public Disclosure Act, RCW 42.56 et seq. (http://apps.leg.wa.gov/RCW/default.aspx?cite=42.56). If a Public Disclosure Act request is made to view Licensee's confidential information, and the WSU's Public Records Officer (PRO) either determines that no exemption to

Amendment III to Amended and Restated License Agreement

disclosure applies or is unable to determine whether an exemption to disclosure applies, WSU will promptly notify Licensee of the request and the date that such records will be released to the requester unless Licensee obtains a court order enjoining that disclosure by or before that date. For the avoidance of doubt, Licensee acknowledges and agrees that while WSU PRO agrees to give reasonable notice to the Licensee as promptly as practicable, the PRO may give short notice of such a request depending on the urgency faced by the WSU PRO in fulfilling the public records request. If requested by Licensee, WSU agrees to cooperate and provide reasonable assistance tin connection with any injunctive or other relief sought by Licensee in connection with the release of such records. If Licensee fails to obtain a court order enjoining disclosure, WSU will release the requested confidential information on the date specified. WSU's PRO reserves the right to change the date of such release as the PRO deems necessary and in the public interest.

3.	The following clause will be added to the existing Section 3.2.3 as 3.2.3.1 as seen below:
3.2.3.1	Both Parties agree that the Right under Section 3.2.3 will not be applicable to, and will be terminated automatically in connection with, an initial public offering of Licensee's stock.
4.	The following clause will be added to the existing Section 3.2.4 as 3.2.4.3 as seen below:

3.2.4.3 Both Parties agree that the Observer Rights under Section 3.2.4 will not be applicable to, and will be terminated automatically in connection with, an initial public offering of Licensee's stock.

5.	The following clause will replace the existing Section 3.2.4.1 (ii) as below:

(ii) provided that WSU will not have voting rights, and understands that such rights will not be granted.

6.

Amendment I contained certain erroneous references to “Amendment II” and “Amendment III” which are hereby amended to reference “Amendment I,” and the first recital of Amendment I is hereby amended and restated as follows:

“WHEREAS, the Parties desire to extend time lines as specified in section 3.1.2, which are described in this Amendment I.”

7.

Amendment II was erroneously titled “Amendment III” and made certain references to a September 1, 2015 amendment to the original Agreement which was never effected; accordingly, all references therein to “Amendment III” are hereby amended to reference “Amendment II” and all references to a September 1, 2015 amendment to the original Agreement are hereby deleted.

****All other terms and conditions remain effective as defined in the original Agreement dated September 1, 2015 which was amended twice on January 18, 2018 and February 8, 2019.***

Amendment III to Amended and Restated License Agreement

This Amendment III may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other. Signatures to this Amendment III transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[SIGNATURE PAGE FOLLOWS]

Amendment III to Amended and Restated License Agreement

IN WITNESS WHEREOF, the parties have duly executed this Amendment III on the Amendment III Effective Date.

WASHINGTON STATE UNIVERSITY		ATHIRA PHARMA, INC.

Signature:	/s/ Sita S. Pappu	Signature:	/s/ Leen Kawas, Ph. D.
Name:	Sita Pappu	Name:	Leen Kawas, Ph.D
Title:	Assistant Vice President, Commercialization	Title:	Chief Executive Officer

Date:	July 24, 2020	Date:	7/23/2020

******

WSU-OC Ref #:[†]

I have read and understand my obligations as an employee of Washington State University, pursuant to the above agreement.

By:	/s/ Joseph W Harding	Date:	7/23/2020
Joe Harding

Amendment III to Amended and Restated License Agreement